Exhibit 99.1

Navigators Elects Additional Director

    NEW YORK--(BUSINESS WIRE)--Sept. 9, 2004--The Navigators Group, Inc. (NASDAQ:NAVG) announced that H.J. Mervyn Blakeney was elected today to the Board of Directors of The Navigators Group, Inc.
    Mr. Blakeney currently chairs the Boards of two Lloyd's managing agencies, including Navigators Underwriting Agency, Ltd. He recently retired from positions as non-executive Director at Britannic Group Plc and Eldridge Pope & Co Plc. He spent thirty years at Cadbury Schweppes Plc, and served on the Board of Cadbury Schweppes from 1979 to 1988.
    Navigators' Chief Executive Officer, Stan Galanski, commented, "We are delighted with the addition of Mervyn to our Board. He has done a superb job as the non-executive Chairman of our Lloyd's managing agency over the last eleven years, during which time it evolved from a privately held enterprise to a Navigators' business unit. His substantial international business experience will enhance our global vision."
    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

    This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio, 914-933-6088
             Executive Vice President
             and Chief Financial Officer
             pmalvasio@navg.com
             www.navg.com